                                                                    Exhibit 12.1


                                 USX CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                      TOTAL ENTERPRISE BASIS - (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)

                               Nine Months
                                  Ended           Year Ended December 31
                               September 30  --------------------------------
                                1995   1994   1994   1993    1992   1991   1990
                                ----   ----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest         $60     $61    $85    $84     $87    $91    $88
Capitalized interest             10      53     58    105      78     63     50
Pretax earnings which would
  be required to cover
  preferred stock dividend
  requirements of parent         37      37     49     44      14     15     28
Other interest and fixed
  charges                       362     341    464    372     408    474    554
                                ----   ----   ----   ----    ----   ----   ----
Combined fixed charges
  and preferred stock
  dividends (A)                $469    $492   $656   $605    $587   $643   $720
                               ====    ====   ====   ====    ====   ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)            $1,245    $962 $1,263   $280    $376   $(53)$1,935
                               ====    ====   ====   ====    ====   ====   ====

Ratio of (B) to (A)            2.65    1.95   1.92    (a)     (a)    (a)   2.69
                               ====    ====   ====   ====    ====   ====   ====

  (a) Earnings did not cover combined fixed charges and preferred stock dividends by $325 million for 1993, by $211 million for 1992 and by $696 million for 1991.